Exhibit 99.1

Oceaneering Reports First Quarter 2016 Results

April 25, 2016 - Houston, Texas - Oceaneering International, Inc. ("Oceaneering" or "the Company") (NYSE:OII) today reported net income of $25.1 million, or $0.26 per share, on revenue of $608 million for the three months ended March 31, 2016. These results included $5.9 million of pretax foreign currency losses reported in other income and expenses. During the corresponding period in 2015, Oceaneering reported net income of $69.5 million, or $0.70 per share, on revenue of $787 million.

For the fourth quarter of 2015, Oceaneering reported net income of $27.5 million, or $0.28 per share, on revenue of $722 million. These results included the $45.9 million pre-tax impact of asset write-downs, provisions for certain reserves, restructuring expenses and foreign currency losses recognized during the quarter.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended
	March 31,		Dec 31,

	2016	2015	2015

Revenue	$608,344	$786,772	$722,066
Gross Margin	97,480	163,449	106,122
Income from Operations	48,099	106,650	45,756
Net Income	$25,103	$69,499	$27,505

Diluted Earnings Per Share (EPS)	$0.26	$0.70	$0.28

Reflecting the impact lower oil prices have had on oilfield spending levels, revenues for the first quarter of 2016 were 23% lower than the corresponding period of 2015 and 16% lower than the immediately preceding quarter. Consequently, compared to the first quarter of 2015, quarterly earnings were down significantly as a result of lower demand and pricing for all our oilfield service and product lines. Sequentially, quarterly earnings declined due to a lower level of offshore activity, resulting from further weakening market conditions, seasonality, and higher unallocated expenses.

M. Kevin McEvoy, Oceaneering’s Chief Executive Officer, stated, "While our results for the first quarter reflect the challenging times we face in this low oil price market environment, we are pleased that each of our operating segments remained profitable, and our EBITDA margin of 17% held up relatively well when compared to others and our own full year 2015 EBITDA margin of 20%.

"Compared to the first quarter of last year, quarterly ROV operating income was down substantially on 33% lower revenue, resulting from 28% fewer days on hire and a 7% reduction in revenue per day on hire. Our fleet utilization decreased to 56% from 73% a year ago. During the quarter, we put four new ROVs into service and retired one. At the end of the quarter, we had 318 vehicles in our ROV fleet. Our drill support market share during this period was 57% of the 193 floating rigs under contract, compared to 58% a year ago. In spite of the current shrinking available market, we remain focused on maintaining our market share of ROVs on contracted rigs and high specification third party vessels.

"Subsea Products operating income decreased 19%, primarily due to reduced demand for tooling and installation and workover control systems. Our Subsea Products backlog at quarter-end was $576 million, down $76 million from December 2015. Subsea Products operating margin of 21% was flat compared to the first quarter of 2015 and was a function of executing backlog orders priced prior to the significant downturn in the industry. We expect margins to weaken throughout the year, as we process backlog that more closely reflects the current market environment.

"Subsea Projects operating income dropped mainly due to lower deepwater vessel demand and pricing, the drydock of the Ocean Alliance for regulatory inspection, and low demand for survey services. Asset Integrity operating income continued to fall on lower global demand and pricing for inspection services. Advanced Technologies operating income was lower, due to completing certain commercial programs and other theme park projects at low margins on previously disclosed execution and contracting issues.

"In spite of the challenging market environment, we continue to believe that our liquidity and cash generating capability enable Oceaneering to maintain market position and be ready for the inevitable market recovery."

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: statements about backlog, to the extent it may be an indicator of future revenue or profitability; expectation about Subsea Products’ margins; and belief that its liquidity and cash flow generating capability enable it to maintain market position and be ready for the inevitable market recovery. The forward-looking statements included in this release are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include backlog, costs, capital expenditures, future earnings, capital allocation strategies, dividend levels, sustainability of dividend levels, liquidity, competitive position, financial flexibility, debt levels, forecasts or expectations regarding business outlook; growth for Oceaneering as a whole and for each of its segments (and for specific products or geographic areas within each segment); factors affecting the level of activity in the oil and gas industry; supply and demand of drilling rigs; oil and natural gas demand and production growth; oil and natural gas prices; fluctuations in currency markets worldwide; the loss of major contracts or alliances; future global economic conditions; and future results of operations. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For more information on the Company, please visit Oceaneering's website at www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2016	Dec 31, 2015
		(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $370,853 and $385,235)		$1,426,495	$1,517,493
Net Property and Equipment		1,238,139	1,266,731
Other Assets		699,539	645,312
TOTAL ASSETS		$3,364,173	$3,429,536

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities		$523,212	$615,956
Long-term Debt		800,560	795,836
Other Long-term Liabilities		428,753	439,010
Shareholders' Equity		1,611,648	1,578,734
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$3,364,173	$3,429,536

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar 31, 2016	Mar 31, 2015	Dec 31, 2015
	(in thousands, except per share amounts)

Revenue	$608,344	$786,772	$722,066
Cost of services and products	510,864	623,323	615,944
Gross Margin	97,480	163,449	106,122
Selling, general and administrative expense	49,381	56,799	60,366
Income from Operations	48,099	106,650	45,756
Interest income	295	156	171
Interest expense	(6,392)	(6,088)	(6,354)
Equity earnings (losses) of unconsolidated affiliates	526	(255)	917
Other income (expense), net	(5,988)	700	(453)
Income before Income Taxes	36,540	101,163	40,037
Provision for income taxes	11,437	31,664	12,532
Net Income	$25,103	$69,499	$27,505

Weighted average diluted shares outstanding	98,286	99,912	98,268
Diluted Earnings per Share	$0.26	$0.70	$0.28

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K.

SEGMENT INFORMATION
		For the Three Months Ended
		Mar 31, 2016	Mar 31, 2015	Dec 31, 2015
		($ in thousands)

Remotely Operated Vehicles	Revenue	$147,621	$219,447	$173,424
	Gross Margin	$35,322	$71,311	$25,206
	Operating Income	$26,987	$62,182	$16,621
	Operating Income %	18%	28%	10%
	Days available	28,819	30,131	30,323
	Days utilized	16,005	22,139	18,760
	Utilization %	56%	73%	62%

Subsea Products	Revenue	$194,812	$240,729	$258,889
	Gross Margin	$56,136	$69,767	$61,445
	Operating Income	$40,640	$50,014	$37,206
	Operating Income %	21%	21%	14%
Backlog at end of period		$576,000	$788,000	$652,000

Subsea Projects	Revenue	$129,422	$153,572	$131,397
	Gross Margin	$11,509	$26,900	$15,953
	Operating Income	$6,789	$22,276	$10,310
	Operating Income %	5%	15%	8%

Asset Integrity	Revenue	$69,600	$98,493	$83,346
	Gross Margin	$7,343	$12,799	$7,784
	Operating Income	$434	$5,025	$85
	Operating Income %	1%	5%	—%

Advanced Technologies	Revenue	$66,889	$74,531	$75,010
	Gross Margin	$5,827	$9,400	$2,715
	Operating Income	$593	$5,020	$(3,233)
	Operating Income %	1%	7%	(4)%

Unallocated Expenses
Gross margin expenses		$(18,657)	$(26,728)	$(6,981)
Operating income expenses		$(27,344)	$(37,867)	$(15,233)

TOTAL	Revenue	$608,344	$786,772	$722,066
	Gross Margin	$97,480	$163,449	$106,122
	Operating Income	$48,099	$106,650	$45,756
	Operating Income %	8%	14%	6%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$21,206	$49,412	$54,801
Depreciation and Amortization		$59,781	$58,003	$57,727

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

		For the Three Months Ended			For the Year Ended
		Mar 31, 2016	Mar 31, 2015	Dec 31, 2015	Dec 31, 2015
		(in thousands)

Net Income		$25,103	$69,499	$27,505	$231,011
Depreciation and Amortization		59,781	58,003	57,727	241,235
	Subtotal	84,884	127,502	85,232	472,246
Interest Expense, net of Interest Income		6,097	5,932	6,183	24,443
Amortization included in Interest Expense		(287)	(266)	(280)	(1,077)
Provision for Income Taxes		11,437	31,664	12,532	105,250
	EBITDA	$102,131	$164,832	$103,667	$600,862

Revenue		$608,344	$786,772	$722,066	$3,062,754

EBITDA margin %		17%	21%	14%	20%